Certificate Number                                 Aggregate Liquidation Amount

D-                                                         $40,000,000
  ---
                                                  (4,000,000 Capital Securities)


         CUSIP NO.

         Certificate Evidencing Capital Securities

         of

         MBNK Capital Trust I

         _.__% Capital Securities

         (liquidation amount $10.00 per Capital Security)


     MBNK Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"), hereby certifies that ______________________ (the "Holder") is the registered owner of Forty Million Dollars ($40,000,000) aggregate liquidation amount of capital securities of the Issuer Trust representing a preferred undivided beneficial interest in the assets of the Issuer Trust and designated as the MBNK Capital Trust I _.__% Capital Securities (liquidation amount $10.00 per Capital Security) (the "Capital Securities"). The Capital Securities are transferable on the books and records of the Issuer Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 5.5 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Capital Securities are set forth in, and this certificate and the Capital Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Issuer Trust, dated as of October __, 1999, as the same may be amended from time to time (the "Trust Agreement"), among Main Street Bancorp, Inc., as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrators named herein and the Holders of Trust Securities, including the designation of the terms of the Capital Securities as set forth therein. The Holder is entitled to the benefits of the Guarantee Agreement entered into by Main Street Bancorp, Inc., as Guarantor, and The Bank of New York, as Guarantee Trustee, dated as of October __, 1999 (the "Guarantee Agreement"), to the extent provided therein. The Issuer Trust will furnish a copy of the Trust Agreement and the Guarantee Agreement to the Holder without charge upon written request to the Issuer Trust by contacting the Issuer Trustees.



     Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

     Terms used but not defined herein have the meanings set forth in the Trust Agreement.

     IN WITNESS WHEREOF, one of the Administrators of the Issuer Trust has executed this certificate this __th day of October, 1999.


                                       MBNK CAPITAL TRUST I

                                       By:
                                          ----------------------------------
                                       Name: Nelson R. Oswald
                                       Administrator

AUTHENTICATED:


THE BANK OF NEW YORK,
 as Property Trustee



By:
   --------------------------------
    Authorized Signatory